Exhibit 99.1









Investor Relations Contact:                    Media Contact:
Robert J. Vill                                 Jane Randel
Vice President, Treasury and                   Vice President, Public Relations
  Investor Relations
Liz Claiborne Inc.                             Liz Claiborne Inc.
201.295.7515                                   212.626.3408

            LIZ CLAIBORNE INC. POSTS RECORD 2nd QUARTER SALES AND EPS
            ---------------------------------------------------------

   o  RECORDS DILUTED EPS OF $0.46 VERSUS $0.41 IN 2nd QUARTER 2003
      -------------------------------------------------------------
   o  INCREASES EPS GUIDANCE FOR FISCAL 2004 TO A RANGE OF $2.79 TO $2.83
      -------------------------------------------------------------------
   o  REPURCHASES 3.4 MM SHARES IN THE QUARTER FOR APPROXIMATELY $117 MM
      ------------------------------------------------------------------

New York, NY July 29, 2004 - Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share ("EPS") of $0.46 for the second quarter 2004, an increase of 12.2%, compared to diluted EPS of $0.41 for the second quarter 2003. Net sales for the second quarter 2004 were a record $1.026 billion, up 6.9% over the comparable 2003 period.

The Company will sponsor a conference call today at 10:00 am EDT to discuss its second quarter 2004 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Thursday, August 19, 2004.

Paul R. Charron, Chairman and Chief Executive Officer, stated: "We are pleased to report these very strong second quarter results. Our sales and earnings per share both exceeded our expectations, as we more than offset planned declines in our Liz Claiborne and Special Markets businesses with increases in other brands throughout an appropriately balanced and well-diversified portfolio. During the quarter, we returned $117 million of capital to our shareholders through the repurchase of approximately 3.4 million shares of our stock. Our rigorous focus on cash flow continues to reap benefits, as we have generated $464 million in cash from operations over the past 12 months, providing us with the financial flexibility to continue to execute our strategies."

Mr. Charron continued: "Performance in the second quarter was especially broad based. Results were driven by the acquisition of ENYCE, as well as by significant contributions from Juicy Couture, Ellen Tracy and Dana Buchman, from our Accessories complex and Sigrid Olsen wholesale business, from our licensed DKNY(R) Jeans operation (both men's and women's), from Mexx Canada and Monet International, from Lucky Brand retail, First Issue, Axcess men's and women's and our newly launched Intuitions brand. Overall, our businesses continued to yield sales increases at retail due largely to a strong fashion cycle, increased full price sell-through and our own conservative inventory planning, which has been enabled by the substantial investment in technology made in recent years. This has resulted in less clearance merchandise on the floor and reduced markdowns, which has positively impacted margins both for our retail partners and us. We have also seen a notable increase in replenishment sales as retailers utilize these higher margin programs to chase trending items."

Mr. Charron concluded: "Although we will continue to plan conservatively for the second half, we are increasing guidance for fiscal 2004 to reflect this strong second quarter performance and the impact of the stock repurchased in the quarter. Accordingly, we are now forecasting a sales increase of 7 - 8% and EPS in the range of $2.79 - $2.83 for the full year 2004. For the third quarter of 2004, we are optimistic that we can achieve a sales increase of 9 - 10% and EPS in the range of $1.00 - $1.02. All of these forward looking statements exclude the impact of any future acquisitions or additional stock repurchases."

SECOND QUARTER RESULTS
----------------------

Net Sales
---------
Net sales for the second quarter of 2004 were a record $1.026 billion, an increase of $67 million, or 6.9%, over net sales for the second quarter of 2003. The acquisition of ENYCE (acquired December 1, 2003) added approximately $17 million in net sales during the quarter. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, added approximately $12 million in sales during the quarter. Net sales results for our business segments are provided below:

o Wholesale Apparel net sales increased $15 million, or 2.5%, to $636 million.
  -----------------
  This result reflected the following:
  - The inclusion of $17 million of sales of our recently acquired ENYCE business;
  - A $5 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
  - A $7 million net decrease primarily reflecting a 19.4% decrease in our Liz Claiborne business (a 16.5% sales decrease excluding the impact of lower shipments to the off-price channel) and a 10.7% decrease in our Special Markets business, partially offset by increases in our Mexx Europe (exclusive of the impact of foreign currency exchange rates), Juicy Couture, Ellen Tracy, Dana Buchman, licensed DKNY(R) Jeans and Sigrid Olsen businesses. The decrease in our Liz Claiborne business resulted from a continued focus by our retail customers on inventory productivity and conservative planning, lower volume due to the upward migration of certain retailers to exclusive and differentiated product offerings, growth in department store private label brands and the introduction of new competitive offerings. The decrease in our Special Markets business results from lower volume due to the continued focus by our retail customers on inventory productivity and conservative planning.

o Wholesale Non-Apparel net sales increased $8 million, or 6.9%, to $119
  ---------------------
  million. The increase was primarily due to new products representing the extension of our Juicy Couture and Ellen Tracy apparel brands into the non-apparel segment, as well as notable growth in our Monet jewelry, Fashion Accessories, licensed Kenneth Cole and Lucky Brand businesses. These gains were partially offset by planned decreases in our Cosmetics business.

  The impact of foreign currency exchange rates in our international businesses was not material in this segment.

o Retail net sales increased $43 million, or 19.5%, to $264 million. The
  ------
  increase reflected the following:
  - A $7 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
  - A $36 million net increase primarily driven by increases in our Monet International business, higher comparable store sales in our Specialty Retail business (including a 14% comparable store sales increase in our Lucky Brand business), the net addition of 10 new Lucky Brand stores, 8 new specialty retail and outlet stores in our Mexx Europe business and 8 new specialty retail and outlet stores in our Mexx Canada business, in addition to the opening of 3 Mexx USA and 16 Sigrid Olsen specialty stores over the last twelve months. We also opened 112 net new international concession stores in Europe over the last twelve months.

  Comparable store sales increased by 0.5% in our Outlet business and increased by 8.6% overall in our Specialty Retail business. We ended the quarter with a total of 273 outlet stores, 239 specialty retail stores and 608 international concession stores.

o Corporate net sales, consisting of licensing revenue, increased $1 million to
  ---------
  $8 million as a result of new licenses and growth from our existing license portfolio.

Gross Profit
------------
Gross profit increased $64 million, or 15.0%, to $489 million in the second quarter of 2004 over the second quarter of 2003. Gross profit as a percent of net sales increased to 47.7% in 2004 from 44.4% in 2003. Approximately $7 million of the increase in the quarter was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. The increased gross profit rate reflected a continued focus on inventory management, lower sourcing costs and higher overall sell-through of our products at retail. Growth in our Mexx Europe business also contributed to the rate increase, as this business runs at a higher gross profit rate than the Company average.

Selling, General & Administrative Expenses
------------------------------------------
Selling, General & Administrative expenses ("SG&A") increased $56 million, or 16.2%, to $404 million, in the second quarter of 2004 over the second quarter of 2003 and as a percent of net sales increased to 39.3% from 36.2%. Approximately $7 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, while approximately $15 million of the increase in the quarter was related to the acquisition of ENYCE and the start-up of new businesses. The higher SG&A rate primarily reflected reduced expense leverage resulting from the sales decreases in our Liz Claiborne and Special Markets businesses and the increased proportion of expenses related to our Mexx Europe business, which runs at a higher SG&A rate than the Company average, partially offset by the favorable impact of Company-wide expense control initiatives.

Operating Income
----------------
Operating income for the second quarter of 2004 was $86 million, an increase of $7 million, or 9.5%, over last year. Operating income as a percent of net sales increased to 8.4% in 2004 compared to 8.2% in 2003. The increase was the result of increased sales, lower sourcing costs and improved inventory management, partially offset by increased expenses related to the start up of new businesses and retail expansion. The impact of foreign currency exchange rates in our international businesses was not material to operating income. Operating income by business segment is provided below:

o Wholesale Apparel operating income was flat at $42 million (6.7% of net sales)
  -----------------
  in 2004 compared to 2003, principally reflecting the inclusion of our recently acquired ENYCE business and increased profits in our Juicy Couture, licensed DKNY(R) Jeans, Ellen Tracy, Dana Buchman, Special Markets, Lucky Brand, Sigrid Olsen and Claiborne Men's businesses, offset by reduced profits in our Liz Claiborne business as a result of the lower sales volume discussed above and the increased costs associated with the creation of a multi-brand platform at Mexx Europe.

o Wholesale Non-Apparel operating income was $10 million (8.4% of net sales) in
  ---------------------
  2004 compared to $7 million (6.3% of net sales) in 2003, principally due to the addition of our recently launched Juicy Couture business and increases in our Fashion Accessories and Monet jewelry businesses, partially offset by planned decreases in our Cosmetics business.

o Retail operating income was $28 million (10.5% of net sales) in 2004 compared
  ------
  to $26 million (11.6% of net sales) in 2003, principally reflecting increased profits from our Monet International and Lucky Brand businesses, partially offset by losses in our Liz Claiborne Europe concession business and costs associated with our direct to consumer start-ups.

o Corporate operating income, primarily consisting of licensing income, was $6
  ---------
  million in 2004 compared to $4 million in 2003.

Net Interest Expense
--------------------
Net interest expense in the second quarter of 2004 was $7 million, compared to $8 million in 2003.

Net Income
----------
Net income in the second quarter of 2004 increased to $51 million, or 4.9% of net sales, from $45 million in the second quarter of 2003, or 4.7% of net sales. Diluted earnings per common share increased to $0.46 in 2004, from $0.41 in 2003, a 12.2% increase.

Average diluted shares outstanding increased by 0.6 million shares to 110.2 million in the second quarter of 2004 on a period-to-period basis, as a result of the exercise of stock options and the effect of dilutive securities, partially offset by the impact of shares repurchased during the quarter.

FIRST HALF RESULTS
------------------

Net Sales
---------
Net sales for the first half of 2004 (which was comprised of 26 weeks) were a record $2.129 billion, an increase of $94 million, or 4.6% over net sales for the first half of 2003 (which was comprised of 27 weeks). The acquisitions of Juicy Couture and ENYCE added approximately $98 million in net sales in the first half. Approximately $48 million of the year-over-year increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. Net sales results for our business segments are provided below:

o Wholesale Apparel net sales increased $20 million, or 1.4%, to $1.410 billion.
  -----------------
  This result reflected:
  - A $90 million increase resulting from the acquisitions of Juicy Couture and ENYCE;
  - A $28 million increase resulting from the impact of foreign currency exchange rates in our international businesses;

  - A $98 million net decrease primarily reflecting a 24.6% decrease in our Liz Claiborne business (a 19.9% sales decrease excluding the impact of lower shipments to the off-price channel) and a 14.9% decrease in our Special Markets business, partially offset by increases in our Mexx Europe (exclusive of the impact of foreign currency exchange rates), Ellen Tracy, licensed DKNY(R) Jeans and Sigrid Olsen businesses.

o Wholesale Non-Apparel net sales increased $4 million, or 1.9%, to $230
  ---------------------
  million. The increase primarily reflected increases in our Monet jewelry business, the addition of our recently launched Juicy Couture business and the introduction of products under our Kenneth Cole jewelry license. These gains were partially offset by planned decreases in our Cosmetics business.

  The impact of foreign currency exchange rates in our international businesses was not material in this segment.

o Retail net sales increased $68 million, or 16.8%, to $472 million. The
  ------
  increase reflected the following:
  - A $20 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
  - A $48 million net increase primarily driven by higher comparable store sales in our Specialty Retail business (including a 15% comparable store sales increase in our Lucky Brand business) and the net store openings and new international concessions mentioned above.

  Comparable store sales increased 5.6% in our Specialty Retail business and decreased 0.2% in our Outlet business. Excluding the extra week in the 2003 period, Specialty Retail comparable store sales increased 9.7% and Outlet comparable store sales increased 3.9%.

o Corporate net sales, consisting of licensing revenue, increased $2 million to
  ---------
  $17 million as a result of revenues from new licenses as well as growth in our existing license portfolio.

Gross Profit
------------
Gross profit increased $109 million, or 12.4%, to $990 million in the first half of 2004 over 2003. Gross profit as a percent of net sales increased to 46.5% in the first half of 2004 from 43.3% in 2003. Approximately $26 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. The increased gross profit rate reflected a continued focus on inventory management and lower sourcing costs. Growth in our Mexx Europe business also contributed to the rate increase, as this business runs at a higher gross profit rate than the Company average.

Selling, General & Administrative Expenses
------------------------------------------
SG&A increased $95 million, or 13.6%, to $790 million in the first half of 2004 and as a percent of net sales increased to 37.1% in the first half of 2004 from 34.2% in 2003. SG&A increased for the following reasons:
  o A $37 million increase resulting from the acquisitions of Juicy Couture and ENYCE and the start-up of new businesses;
  o A $23 million increase resulting from the impact of foreign currency exchange rates in our international businesses, primarily as a result of the strengthening of the euro;
  o A $35 million increase resulting from volume-related growth and cost increases.

SG&A as a percent of sales increased due to reduced expense leverage resulting from the sales decreases in our Liz Claiborne and Special Markets businesses and the increased proportion of expenses related to our Mexx Europe business, which runs at a higher SG&A rate than the Company average.

Operating Income
----------------
Operating income in the first half of 2004 was $200 million, an increase of $14 million, or 7.7%, over 2003. Operating income as a percent of net sales increased to 9.4% in the first half of 2004 compared to 9.1% in 2003, primarily as a result of increased net sales and the improved gross margin rate discussed earlier. Approximately $3 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. Operating income by business segment is provided below:

o Wholesale Apparel operating income was $149 million (10.6% of net sales) in
  -----------------
  2004 compared to $137 million (9.9% of net sales) in 2003, principally reflecting the acquisitions of Juicy Couture and ENYCE and increased profits in our licensed DKNY(R) Jeans, Ellen Tracy, Claiborne Men's, Lucky Brand and Sigrid Olsen businesses, partially offset by reduced profits in our Liz Claiborne business as a result of the lower sales volume discussed above.

o Wholesale Non-Apparel operating income was flat at $16 million (7.0% of net
  ---------------------
  sales) in 2004 compared to 2003, reflecting increases in our Monet jewelry and department store Fashion Accessories businesses and the addition of our recently launched Juicy Couture business, partially offset by the impact of reduced sales volume in our Cosmetics business.

o Retail operating income was $21 million (4.4% of net sales) in 2004 compared
  ------
  to $23 million (5.6% of net sales) in 2003, principally reflecting losses in our Liz Claiborne Europe concession business and costs associated with our direct to consumer start-ups, partially offset by an increase in profits from our Monet International and Lucky Brand businesses and the impact of the closure of our domestic Liz Claiborne specialty stores in 2003.

o Corporate operating income, primarily consisting of licensing income, was $14
  ---------
  million in 2004 compared to $10 million in 2003.

Net Interest Expense
--------------------
Net interest expense in the first half of 2004 was $15 million, flat to last year.

Net Income
----------
Net income increased in the first half of 2004 to $119 million, or 5.6% of net sales, from $109 million in 2003, or 5.3% of net sales. Diluted EPS increased 8.0% to $1.08 in the first half of 2004, up from $1.00 in 2003.

Average diluted shares outstanding increased by 2.0 million shares to 110.7 million in the first half of 2004 on a year-over-year basis, as a result of the exercise of stock options and the effect of dilutive securities, partially offset by the impact of shares repurchased during the second quarter of 2004.

BALANCE SHEET AND CASH FLOW
---------------------------

We ended the quarter with $272 million in cash and marketable securities, compared to $122 million at the end of the second quarter of 2003, and with $463 million of debt outstanding compared to $434 million at the end of the second quarter of 2003. This $121 million decrease in our net debt position is primarily attributable to cash flow from operations for the trailing twelve months of $464 million, partially offset by $117 million in share repurchases, the $127 million payment made to acquire ENYCE and the effect of foreign currency translation on our Eurobond, which added $28 million to our debt balance. We ended the quarter with $1.629 billion in stockholders' equity, giving us a total debt to total capital ratio of 22.1% at the end of the second quarter of 2004 compared to 23.5% at the end of the second quarter of 2003. As of the end of the second quarter, we had approximately $102 million remaining on our share repurchase authorization.

Accounts receivable increased $29 million, or 6.8%, at the end of the second quarter of 2004 compared to the end of the second quarter of 2003, primarily due to the acquisition of ENYCE and the impact of foreign currency exchange rates of $6 million, primarily related to the strengthening of the euro.

Inventories increased $10 million, or 1.8% at the end of the second quarter of 2004 compared to the end of the second quarter of 2003. The acquisition of ENYCE as well as new business initiatives were responsible for $21 million of the increase. Inventories in our comparable domestic businesses declined by $59 million while our international inventories grew by $48 million, primarily due to an additional $35 million of new season, retail and in-transit product. Approximately $10 million of the international increase is related to the impact of foreign currency exchange rates, primarily related to the strengthening of the euro. The Company continues to take a conservative approach to inventory management in 2004.

Net cash provided by operating activities was $62 million in the first half of 2004, compared to $10 million used in 2003. This $72 million increase in cash flow was primarily due to a $121 million use of cash for working capital in 2004 compared to a $191 million use of cash for working capital in 2003, driven primarily by year-over-year changes in accounts payable due to the timing of payments for inventory purchases and in accrued expenses due to the payment of certain employment-related obligations, as well as by the increase in net income, partially offset by year-over-year changes in our accounts receivable balances as described above.

Net cash used in investing activities was $71 million in the first half of 2004, compared to $143 million in 2003. Net cash used in 2004 primarily reflected $63 million for capital and in store expenditures. Net cash used in 2003 primarily reflected $47 million in acquisition related payments for the purchase of Juicy Couture as well as additional payments of $46 million made in connection with the acquisitions of Lucky Brand and Mexx Canada in addition to $48 million in capital and in-store expenditures.

FORWARD OUTLOOK
---------------

For fiscal 2004, we are now forecasting a net sales increase of 7 - 8% (including a 1.6% sales increase due to the projected impact of foreign currency exchange rates), an operating margin in the range of 11.1% - 11.3% and EPS in the range of $2.79 - $2.83 (including an approximate $0.04 impact reflecting share repurchases in the second quarter).
  o In our wholesale apparel segment, we expect fiscal 2004 net sales to increase in the range of 4 - 5% (including a 1% sales increase due to the projected impact of foreign currency exchange rates), primarily driven by the inclusion of a full year's sales in our Juicy Couture and ENYCE businesses and increases in our Mexx Europe, Sigrid Olsen, licensed DKNY(R)

    Jeans, Ellen Tracy and Lucky Brand businesses, offset by a mid-teens decrease in our Liz Claiborne business and an approximate 10% decrease in our Special Markets business.
  o In our wholesale non-apparel segment, we expect fiscal 2004 net sales to increase in the range of 5 - 7%, primarily driven by the introduction of new brands.
  o In our retail segment, we expect fiscal 2004 net sales to increase in the range of 16 - 20% (including a 3% sales increase due to the projected impact of foreign currency exchange rates), primarily driven by increases in our Lucky Brand, Mexx Europe and Outlet businesses as well as the conservative rollout of the Mexx USA and Sigrid Olsen formats which were introduced in the second half of fiscal 2003, partially offset by decreases related to the fiscal 2003 closure of our domestic Liz Claiborne specialty stores.
  o In our corporate segment, we expect fiscal 2004 licensing revenue to increase by 20% over 2003.

For the third quarter of 2004, we forecast a net sales increase of 9 - 10% (including a 1.5% sales increase due to the projected impact of foreign currency exchange rates), an operating margin in the range of 13.9% - 14.1% and EPS in the range of $1.00 - $1.02.
  o In our wholesale apparel segment, we expect third quarter 2004 net sales to increase in the range of 6 - 7%, primarily driven by the acquisition of ENYCE and increases in our Mexx Europe, Juicy Couture, licensed DKNY(R) Jeans, Sigrid Olsen, and Lucky Brand businesses, partially offset by decreases in our Liz Claiborne business.
  o In our wholesale non-apparel segment, we expect third quarter 2004 net sales to increase in the range of 14 - 17%, driven by increases in all existing businesses and the introduction of new brands.
  o In our retail segment, we expect third quarter 2004 net sales to increase in the range of 16 - 18%, primarily driven by increases in our Lucky Brand, Mexx Europe and Outlet businesses as well as the conservative rollout of the Mexx USA and Sigrid Olsen formats which were introduced in the second half of fiscal 2003.
  o In our corporate segment, we expect third quarter 2004 licensing revenue to increase by 25%.

All of these forward-looking statements exclude the impact of any future acquisitions or additional stock repurchases.

Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Bora Bora, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, ENYCE, First Issue, Intuitions, Jane Street, J.H. Collectibles, Juicy Couture, Laundry by Shelli Segal, Liz Claiborne, Lucky Brand, Mambo, Marvella, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Spark, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce women's wear under the Kenneth Cole New York, Unlisted and Reaction Kenneth Cole brand names, as well as the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2004 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include changes in regional, national, and global micro- and macro-economic conditions, including the levels of consumer confidence and spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to retailer and consumer acceptance of the Company's products; risks related to the Company's ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to met quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, and the Company's ability to effectively remain competitive with respect to product, value and service; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the possible inability of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with the Company's policies regarding labor practices; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, currency devaluations in countries in which the Company sources product, and the impact of the anticipated elimination of quota for apparel products in 2005; risks associated with war, the threat of war and terrorist activities; work stoppages by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2003 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and under the heading "Statement Regarding Forward-Looking Statements". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables attached

                               LIZ CLAIBORNE, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (All amounts in thousands except per share data)
                                   (Unaudited)


                                             13 weeks ended   13 weeks ended     26 weeks ended    27 weeks ended
                                                July 3,           July 5,           July 3,            July 5,
                                                 2004              2003               2004              2003
                                                 ----              ----               ----              ----

Net Sales                                     $  1,025,924     $    959,417       $  2,128,691      $  2,035,016
Cost of Goods Sold                                 536,490          533,642          1,138,227         1,153,472
                                              ------------     ------------       ------------      ------------
Gross Profit                                       489,434          425,775            990,464           881,544

Selling, General & Administrative
   Expenses                                        403,595          347,410            790,298           695,714
                                              ------------     ------------       ------------      ------------

Operating Income                                    85,839           78,365            200,166           185,830

Other (Expense), net                                  (933)            (248)            (1,523)             (556)

Interest (Expense), net                             (6,896)          (8,187)           (14,506)          (14,823)
                                              ------------     ------------       ------------      ------------


Income Before Provision for Income Taxes            78,010           69,930            184,137           170,451

Income Tax Provision                                27,460           25,314             64,817            61,703
                                              ------------     ------------       ------------      ------------
Net Income                                    $     50,550     $     44,616       $    119,320      $    108,748
                                              ============     ============       ============      ============


Weighted Average Common Shares
   Outstanding                                     108,703          107,370            108,992           106,814

Basic Earnings per Common Share                      $0.47            $0.42              $1.09             $1.02
                                                     =====            =====              =====             =====

Weighted Average Common Shares and
   Share Equivalents Outstanding                   110,216          109,605            110,730           108,763

Diluted Earnings per Common Share                    $0.46            $0.41              $1.08             $1.00
                                                     =====            =====              =====             =====


Supplemental Information:
Dividends per Common Share (Rounded to
   the nearest penny)                                $0.06            $0.06              $0.11             $0.11
                                                     =====            =====              =====             =====

                               LIZ CLAIBORNE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                        July 3,       July 5,
                                                         2004           2003
                                                         ----           ----
Assets
------
   Current Assets:
     Cash and cash equivalents                       $    213,024   $     87,324
     Marketable securities                                 58,576         35,058
     Accounts receivable - trade, net                     452,575        423,639
     Inventories, net                                     541,400        531,706
     Deferred income taxes                                 46,047         45,378
     Other current assets                                 104,425         82,429
                                                     ------------   ------------
         Total Current Assets                           1,416,047      1,205,534
                                                     ------------   ------------

   Property and Equipment - Net                           423,967        392,383
   Goodwill and Intangibles - Net                         839,340        732,400
   Other Assets                                             5,161          7,938
                                                     ------------   ------------
     Total Assets                                    $  2,684,515   $  2,338,255
     -------------                                   ============   ============

Liabilities and Stockholders' Equity
------------------------------------
   Current Liabilities                               $    540,682   $    455,740
   Long-Term Debt                                         430,965        407,690
   Other Non-Current Liabilities                           21,034         14,157
   Deferred Income Taxes                                   50,552         39,066
   Minority Interest                                       11,879          8,559
   Stockholders' Equity                                 1,629,403      1,413,043
                                                     ------------   ------------
     Total Liabilities and Stockholders' Equity      $  2,684,515   $  2,338,255
     ------------------------------------------      ============   ============

                      LIZ CLAIBORNE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                                                  26 weeks ended   27 weeks ended
                                                                                     July 3,           July 5,
                                                                                       2004             2003
                                                                                       ----             ----

Cash Flows from Operating Activities:
     Net income                                                                     $    119,320     $    108,748
     Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization                                                      53,082           51,732
       Deferred income taxes                                                                 429            7,127
       Other - net                                                                        10,684           12,955
       Change in current assets and liabilities, exclusive of
         acquisitions:
         (Increase) in accounts receivable - trade                                       (66,181)         (39,604)
         (Increase) in inventories                                                       (60,051)         (59,615)
         (Increase) in other current assets                                              (21,776)         (28,047)
         Increase (decrease) in accounts payable                                          11,451          (19,034)
         Increase (decrease) in accrued expenses                                          33,176          (20,502)
         (Decrease) in income taxes payable                                              (18,092)         (23,973)
                                                                                    ------------     ------------
           Net cash provided by (used in) operating activities                            62,042          (10,213)
                                                                                    ------------     ------------

Cash Flows from Investing Activities:
     Purchases of investment instruments                                                     (49)             (40)
     Purchases of property and equipment                                                 (59,975)         (45,891)
     Payments for acquisitions                                                            (4,844)         (95,805)
     Payments for in-store merchandise shops                                              (3,012)          (2,297)
     Other - net                                                                          (3,007)           1,025
                                                                                    -------------    ------------
           Net cash used in investing activities                                         (70,887)        (143,008)
                                                                                    ------------     ------------

Cash Flows from Financing Activities:
     Proceeds from short-term debt                                                        13,414            4,185
     Commercial paper - net                                                                   --           (6,819)
     Proceeds from exercise of common stock options                                       26,893           36,046
     Purchase of common stock                                                           (116,817)              --
     Dividends paid                                                                      (12,244)         (12,030)
                                                                                    ------------     ------------
           Net cash (used in) provided by financing activities                           (88,754)          21,382
                                                                                    ------------     ------------

Effect of Exchange Rate Changes on Cash                                                   17,120            7,600
                                                                                    ------------     ------------

Net Change in Cash and Cash Equivalents                                                  (80,479)        (124,239)
Cash and Cash Equivalents at Beginning of Period                                         293,503          211,563
                                                                                    ------------     ------------
Cash and Cash Equivalents at End of Period                                          $    213,024     $     87,324
                                                                                    ============     ============

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)
                                   (Unaudited)

                                                            13 weeks ended       % to       13 weeks ended      % to
                                                             July 3, 2004        Total       July 5, 2003       Total
                                                             ------------        -----       ------------       -----
NET SALES:
   Wholesale Apparel                                         $    635,526        61.9%       $    620,276       64.7%
   Wholesale Non-Apparel                                          118,817        11.6%            111,102       11.6%
   Retail                                                         263,932        25.7%            220,937       23.0%
   Corporate                                                        7,649         0.8%              7,102        0.7%
                                                             ------------      -------       ------------     -------
     Total net sales to external customers                   $  1,025,924       100.0%       $    959,417      100.0%
                                                             ============      =======       =============    =======

                                                            13 weeks ended       % of       13 weeks ended      % of
                                                             July 3, 2004        Sales       July 5, 2003       Sales
                                                             ------------        -----       ------------       -----
OPERATING INCOME:
   Wholesale Apparel                                         $     42,356         6.7%       $     41,688        6.7%
   Wholesale Non-Apparel                                           10,005         8.4%              6,974        6.3%
   Retail                                                          27,750        10.5%             25,668       11.6%
   Corporate                                                        5,728        74.9%              4,035       56.8%
                                                             ------------      -------       ------------     -------
     Total operating income from external customers          $     85,839         8.4%       $     78,365        8.2%
                                                             =============     =======       =============    =======

                                                            13 weeks ended       % to       13 weeks ended      % to
                                                             July 3, 2004        Total       July 5, 2003       Total
                                                             ------------        -----       ------------       -----
NET SALES:
   Domestic                                                  $    791,078        77.1%       $    762,975       79.5%
   International                                                  234,846        22.9%            196,442       20.5%
                                                             ------------      -------       ------------     -------
     Total net sales to external customers                   $  1,025,924       100.0%       $    959,417      100.0%
                                                             =============     =======       =============    =======

                                                            13 weeks ended       % of       13 weeks ended      % of
                                                             July 3, 2004        Sales       July 5, 2003       Sales
                                                             ------------        -----       ------------       -----
OPERATING INCOME:
   Domestic                                                  $     81,243        10.3%       $     69,145        9.1%
   International                                                    4,596         2.0%              9,220        4.7%
                                                             ------------      -------       ------------     -------
     Total operating income from external customers          $     85,839         8.4%       $     78,365        8.2%
                                                             ============      =======       =============    =======

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)
                                   (Unaudited)

                                                            26 weeks ended       % to       27 weeks ended      % to
                                                             July 3, 2004        Total       July 5, 2003       Total
                                                             ------------        -----       ------------       -----
NET SALES:
   Wholesale Apparel                                         $  1,409,961        66.2%       $  1,390,163       68.3%
   Wholesale Non-Apparel                                          229,823        10.8%            225,610       11.1%
   Retail                                                         471,955        22.2%            404,052       19.9%
   Corporate                                                       16,952         0.8%             15,191        0.7%
                                                             ------------      -------       ------------     -------
     Total net sales to external customers                   $  2,128,691       100.0%       $  2,035,016      100.0%
                                                             ============      =======       ============     =======

                                                            26 weeks ended       % of       27 weeks ended      % of
                                                             July 3, 2004        Sales       July 5, 2003       Sales
                                                             ------------        -----       ------------       -----
OPERATING INCOME:
   Wholesale Apparel                                         $    149,453        10.6%       $    137,149        9.9%
   Wholesale Non-Apparel                                           16,169         7.0%             16,076        7.1%
   Retail                                                          20,992         4.4%             22,735        5.6%
   Corporate                                                       13,552        79.9%              9,870       65.0%
                                                             ------------      -------       ------------     -------
     Total operating income from external customers          $    200,166         9.4%       $    185,830        9.1%
                                                             ============      =======       ============     =======

                                                            26 weeks ended       % to       27 weeks ended      % to
                                                             July 3, 2004        Total       July 5, 2003       Total
                                                             ------------        -----       ------------       -----
NET SALES:
   Domestic                                                  $  1,625,591        76.4%       $  1,617,008       79.5%
   International                                                  503,100        23.6%            418,008       20.5%
                                                             ------------      -------       ------------     -------
     Total net sales to external customers                   $  2,128,691       100.0%       $  2,035,016      100.0%
                                                             ============      =======       ============     =======

                                                            26 weeks ended       % of       27 weeks ended      % of
                                                             July 3, 2004        Sales       July 5, 2003       Sales
                                                             ------------        -----       ------------       -----
OPERATING INCOME:
   Domestic                                                  $    175,859        10.8%       $    158,751        9.8%
   International                                                   24,307         4.8%             27,079        6.5%
                                                             ------------      -------       ------------     -------
     Total operating income from external customers          $    200,166         9.4%       $    185,830        9.1%
                                                             ============      =======       ============     =======